Exhibit 99.1

Chairman Thomas Madsen Retires from Key Technology Board
Charles Stonecipher Elected as Board Chairman

WALLA WALLA, WA - Key Technology, Inc. (Nasdaq: KTEC) announced today that Thomas C. Madsen has retired as Chairman and as a director of Key Technology’s Board of Directors effective February 7, 2007. Current independent director Charles H. Stonecipher has been elected to serve as the new Chairman of the Board.

Mr. Madsen’s 35 years of service to the Company began in 1972 when he was hired as a Project Engineer. He was quickly promoted to Vice President of Engineering and then Vice President of Operations. In 1980, Mr. Madsen was appointed President and, in 1982, was one of a small group of investors who organized a management buy-out of the Company, then Key-Electro Sonic, forming Key Technology, Inc. He was elected Chief Executive Officer at that time, a position he held until 2003 when he retired. In 1993, Mr. Madsen successfully led the Company through an initial public offering and listing of the Company’s common stock on the Nasdaq Global Market. Mr. Madsen has been Chairman of the Board since 2000, and has been a director of the Company since 1982.

Madsen stated, “I have recently completed my three-year consulting contract with the Company, and want to spend more quality time with my family and pursue a number of personal interests. I feel very confident in the leadership David brings to Key’s management team and feel fortunate to have someone of Chuck Stonecipher’s capability step into the role of Chairman. With a very strong balance sheet, increasing sales in diverse markets and a loyal customer following, I believe the Company has a very bright future.”

David Camp, President and Chief Executive Officer, commented, “Tom’s leadership has been a strong force throughout the Company. When Tom became President in 1980, Key was a small company located in Milton-Freewater, Oregon, and now it is an international business with facilities on four continents. Tom skillfully guided Key through both feast and famine, making Key the successful company that it is today and providing the foundation for our future. I join with the entire company in wishing Tom the very best as he opens the next chapter of his life.”

Charles Stonecipher was elected, also on February 7, 2007, by the Key Technology Board of Directors to succeed Mr. Madsen as Chairman. Mr. Stonecipher has been an independent director of the Company since 2004, and has served as the Chairman of the Audit Committee since 2006. Mr. Stonecipher previously served in various executive positions at Advanced Digital Information Corporation between 1995 and 2006, when ADIC was sold, including Executive Vice President of Strategy, Executive Vice President of Product Development, and President and Chief Operating Officer. Prior to ADIC, he was a manager and consultant at Bain & Company. He holds BS and MS degrees from Stanford University and an MBA from Harvard University.

“We are thrilled that Chuck has accepted this critical role in the Company. Chuck’s vision and strategic clarity are already highly valued by Key’s management team and his fellow board members, and we believe his sound guidance will help lead Key Technology to achieving its growth objectives,” stated David Camp.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company’s revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits;
•	the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage.

For a detailed discussion of these and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, particularly Item 1A, “Risk Factors,” to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.
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CONTACT:	Key Technology, Inc., Walla Walla
David M. Camp, President and Chief Executive Officer - 509-529-2161